PRICING SUPPLEMENT NO. 97-19 Dated December 4, 1997   Rule 424(b)(2)
To Prospectus Supplement Dated July 25, 1997          File No. 333-30543


                             BENEFICIAL CORPORATION

                           Medium-Term Notes, Series I
                               (Book Entry Notes)


Prudential Securities Incorporated purchased $55,000,000 principal amount of these Medium-Term Notes, Series I, maturing on January 9, 2001, at a principal price of $55,000,000 for resale to investors from time to time at prices based on market conditions at the time of resale.

       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  January 9, 2001       Initial Interest Rate:
                                        Determined as if the Settlement
CUSIP Number:  08172MHH2                Date was an Interest Reset Date

Interest Rate Basis:                  Interest Reset Dates:
  2-Year CMT (See Other Provisions)     Same as Interest Payment Dates

Index Maturity:  N/A                  Settlement Date (Issue Date):
                                        December 9, 1997
Specify Other Base Rate:  N/A
                                      Calculation Agent
Spread: plus 0.25%                      The Chase Manhattan Bank

Spread Multiplier:  N/A               Optional Repayment Date(s):
                                        N/A
Maximum Interest Rate:  N/A

Minimum Interest Rate:  N/A

Interest Payment Dates:
  Quarterly on the 9th of each
  March, June, September, and
  December,  commencing on
  March 9, 1998, through and including
  the Maturity Date.

  Other Provisions

    Interest payable on any Interest Payment Date shall be the amount of interest accrued from and including the immediately preceding Interest Payment Date, as the cases may be, to but excluding such Interest Payment Date. The "2-Year CMT Rate" shall mean in the following order of priority:

       (i) The rate set forth in H.15(519) as appears on Telerate Page 7051 two Business Days prior to such Interest Reset Date (the "Interest Determination Date") opposite the applicable Designated Maturity under the caption "Daily Treasury Constant Maturities".

      (ii) If such rate is no longer displayed, then the 2-Year CMT Rate for such Interest Reset Date will be such Treasury Constant Maturity rate for 2-Year Treasuries (or other United States Treasury rate for 2-Year Treasuries) for the Interest Reset Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the Treasury Constant Maturity rate for the 2-Year period as formerly published in H.15 (519).

     (iii) If such information is not provided, then the 2-Year CMT Rate for the Interest Reset Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing bid side prices as of approximately 3:30 P.M. (New York City time) two Business Days prior to the Interest Reset Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in the City of New York selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately 2 years and a remaining term to maturity of not less one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the 2-Year CMT Rate for such Interest Reset Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market bid side prices as of approximately  3:30 P.M.  (New York City time) on the Interest  Reset
           Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and lowest quotation (or, in the event of equality, one of the lowest), for Treasury Notes with an original maturity of the number of years for Treasury securities that is greater than two years and a remaining term to maturity closest to two years and in an amount of $1 million.

           If three or four (and not five) of such Reference Dealers are quoting as described herein, then the 2-Year CMT Rate will be based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotes will be eliminated. If fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the 2-Year CMT Rate will be the 2-Year CMT Rate in effect on such Interest Reset Date.

           Interest shall be calculated on the basis of a 360-day year of twelve 30-day months.